EXHIBIT 99

[AMERICAN MEDICAL SECURITY GROUP, INC. LOGO]



[NEWS RELEASE FOR IMMEDIATE RELEASE]



P.O. Box 19032
Green Bay, WI 54307-9032

FOR MORE INFORMATION CONTACT:
Cliff Bowers
AMS
Vice President of Corporate Communications
920-661-2766

Bill Zaferos
Cobalt Corporation
Manager of Corporate Communications
414-226-5431



              AMERICAN MEDICAL SECURITY GROUP & COBALT CORPORATION
                  ANNOUNCE PLANS FOR SHARE REPURCHASE BY AMS:
               SECONDARY PUBLIC OFFERING OF AMS SHARES BY COBALT

         GREEN BAY, Wis. - March 20, 2002 - American Medical Security Group, Inc. (NYSE: AMZ) (AMS) and Cobalt Corporation (NYSE: CBZ) announced today that they have entered into an agreement by which AMS will repurchase 1,400,000 of its shares from Cobalt for $18.2 million or $13.00 per share. In addition, Cobalt Corporation has announced that it plans to sell at least 3,000,000 of its AMS shares in an underwritten secondary offering.

         Currently, Cobalt Corporation, through its wholly owned subsidiary, Blue Cross & Blue Shield United of Wisconsin, owns 6,309,525, or approximately 45%, of the outstanding AMS shares. Following the repurchase, Cobalt will own 4,909,525, or approximately 39%, of the approximately 12,555,000 then outstanding AMS shares. Assuming a successful secondary offering by Cobalt, if the minimum of 3,000,000 AMS shares were sold, Cobalt would own approximately 1,909,000 shares, orapproximately 15% of the approximately 12,555,000 shares then outstanding.

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                                     Ad One

         According to AMS, the share repurchase will require no additional financing. The share repurchase is expected to close promptly following the receipt of necessary consents.

         Cobalt expects the secondary public offering of its AMS shares will take place in the second quarter of 2002.

         "This agreement is in the best interest of both companies," said Thomas
R. Hefty, Cobalt's President, Chairman and CEO. "However, AMS is no longer a strategic asset of Cobalt, and this agreement allows us to reduce our position in an orderly fashion."

         Samuel V. Miller, AMS Chairman, President & CEO, stated, "We believe these transactions are in the best long-term interest of all AMS shareholders."

         As part of the agreement, Cobalt Corporation will withdraw the slate of directors it had nominated for election to AMS' board. In addition, the AMS board of directors has appointed Thomas R. Hefty and Kenneth L. Evason, nominated by Cobalt, to serve as directors on the AMS board of directors, effective as of the date the share repurchase is closed.

         Cobalt has agreed to certain standstill provisions and to vote in favor of the slate of directors nominated by the AMS board of directors, and has also agreed not to present any new AMS shareholder proposals or nominate for election to the company's board of directors any additional directors for a period as specified in the agreement.

         Cobalt Corporation is the Blue Cross and Blue Shield licensee for the state of Wisconsin. It is one of the leading, publicly traded health care companies in the nation, offering a diverse portfolio of complementary insurance and managed care products to employer, individual, insurer and government customers. Headquartered in Milwaukee and formed by the combination of Blue Cross & Blue Shield United of Wisconsin and United Wisconsin Services, Inc., Cobalt Corporation serves 2.9 million lives in 50 states.

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                                     Ad Two

         American Medical Security Group, through its operating subsidiaries, markets health care benefits and insurance products to small businesses, families and individuals. Insurance products of American Medical Security Group are underwritten by United Wisconsin Life Insurance Company. The company serves customers nationwide through partnerships with professional, independent agents and quality health care providers. It provides medical and dental coverage for 557,716 members.

                                    # # # # #

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the shares nor shall there be any sale of the shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


Cautionary Statement: Some of the statements contained in this press release are "forward-looking" statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Generally, forward-looking statements express expectations for or about the future, rather than historical fact. Forward-looking statements are subject to inherent risks and uncertainties that may cause actual results or events to differ materially from those contemplated by such statements. Such risks and uncertainties include, among others, the inability to complete the secondary offering due to factors affecting the equities market, industry conditions or lack of interest by potential investors; the inability to achieve earnings expectations due to unexpected increases in medical costs; increased utilization of prescription drugs or medical services resulting from bioterrorism concerns or otherwise; the Company's ability to predict rising health care costs and adequately price its products; the Company's ability to increase its agent distribution force, generate new sales, sell new products and retain existing customers; changes in the Company's relationships with key agents that sell its products; the Company's ability to control expenses during a time of declining revenue and membership; legislative and regulatory matters, including the effects of health care or other legislation or regulation, delays in regulatory approvals, and regulatory action resulting from market conduct activity; general business conditions, including competitive practices and demand for the Company's existing and new products; development of and changes in claims reserves; rating agency policies and practices; general economic conditions, including the effect of changes in interest rates on the Company's investment portfolio; the outcome of commercial or other litigation; and other factors that may be referred to in American Medical Security Group, Inc.'s reports filed with the Securities & Exchange Commission from time to time. Forward-looking statements made in this release express expectations only as of the date they are made. The Company does not undertake any obligation to update or revise such statements as a result of new information or future events.

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